Exhibit 99.1

Paradyne Contact: Paul Harris 727-530-2529 pharris@paradyne.com	NEWS RELEASE

Paradyne Reports Strong Third Quarter Financial Performance,

Accelerates DSL Customer Shipments,

Delivers Sixth Consecutive Quarter of Revenue Growth

LARGO, Fla. – October 21, 2004 – Paradyne (NASDAQ: PDYN), a leading provider of broadband voice, data and video network access solutions today:

•	Reported quarterly revenue of $27.2 million, up by 12% from the prior quarter and up 34% from the third quarter of 2003

•	Reported third quarter 2004 pro forma earnings were breakeven, in line with guidance and analyst expectations

•	Announced that ADSL2+, with bandwidth capacity exceeding 24 Mbps over an ordinary telephone line, now accounts for approximately half of its ADSL port shipments

•	Shipped DSL equipment to 244 carriers in 75 countries during the third quarter

•	Transitioned 100% of the Net to Net product line final assembly into its corporate-owned manufacturing facility in Largo

•	Continued progress in deploying Triple Play (voice, video and data) applications over broadband

Paradyne today reported strong third quarter financial results for the period ended September 30, 2004, driven by the continued success of its voice, video and data over broadband strategy and by momentum in key growth products including ADSL2+.

Net revenues for the third quarter 2004 were $27.2 million, an increase of 34% compared to the same period in 2003 and a 12% increase from the second quarter 2004. Sales of broadband access products accounted for $22.5 million in revenue; sales of narrowband products accounted for $3.2 million; and service revenue accounted for $1.5 million.

“We are executing on our plan to provide carriers with a means for deployment of voice, video and new data applications over one access network,” said Sean Belanger, president and CEO of Paradyne. “Our DSL business continues to track on a steady, linear growth pattern, contributing to six straight quarters of revenue growth for Paradyne.”

Paradyne’s third quarter 2004 revenue exceeded guidance and financial analysts’ expectations, and earnings results were in line with guidance and analysts’ expectations. On a pro forma basis, net loss for the quarter was $57,000, resulting in breakeven earnings per share (EPS) based on 46 million shares outstanding. The breakeven EPS compares to a 5-cent loss for the same period in 2003. EPS in accordance with GAAP was a loss of 5 cents for the third quarter 2004 due to a write-off of purchased in-process Research and Development related to the acquisition of substantially all of the assets of Net to Net Corporations, Inc. which closed on August 3, 2004; business restructuring charges for abandoned facilities; and amortization of deferred stock compensation and intangible assets. Reconciliation between GAAP and pro forma results is provided in a table immediately following the Consolidated Statements of Operations.

Paradyne’s cash position remains healthy at $44.6 million, and the company is debt free.

Product shipment highlights for the third quarter include:

•	Total DSLAMs shipped grew from over 2,000 in second quarter to over 2,500

•	Shipments of standards-based ADSL exceeded 88,000 ports shipped in the quarter

•	Standards-based ADSL endpoint shipments exceeded 27,700 modems shipped

•	Shipments of ReachDSL modems, and Paradyne’s ADSL/R combination modem supporting both standards-based ADSL and ReachDSL, combined for a total of 24,100 units shipped in the third quarter

•	Over 27,500 ports of ReachDSL, Paradyne’s patented DSL product designed specifically to overcome distance limitations and poor wireline conditions, shipped in the third quarter

Third Quarter Results Conference Call and Webcast

As previously announced, Paradyne will host a conference call on Thursday, October 21, 2004 at 5 p.m. (ET) to discuss third quarter 2004 results and its outlook for the fourth quarter of 2004. The call will be broadcast live on the Internet for investors and the general public. This listen-only webcast can be accessed through the Company section of the Paradyne website (http://www.paradyne.com/corporate_info). Participants should go to the website at least ten minutes before this event to download and install any necessary audio software. Or, participants may dial into the call at (706) 634-1225. An audio replay of the call will be available through October 28, 2004. To access the replay use Conference ID # 1570335.

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About Paradyne

Paradyne’s broadband access equipment enables service providers to profitably deliver voice, data and video services and smoothly migrate to packet-based networks. These solutions include an extensive portfolio of broadband access concentrators, media gateways, and customer premises equipment. Services offered to business and residential customers worldwide using Paradyne’s equipment include Voice over IP, high-speed Internet, Wide Area Networking featuring Service Level Management, IP switched video, and traditional T1/E1 data. More information may be obtained by visiting www.paradyne.com or by calling +1-727-530-8623.

Information about Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations and beliefs as well as on assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include: the uncertainty regarding the acceptance of new telecommunications services based on DSL technology; reduction or discontinuation of purchase of our products by NSPs; the failure of NSPs to incorporate our products into their infrastructure; the possibility that Paradyne’s competitors may develop competing products that are superior in terms of quality, cost or both. For a detailed discussion of other risk factors that could affect Paradyne’s business, please refer to the risks identified in Paradyne’s Current Report on Form 10-Q, dated August 9, 2004, and in Paradyne’s other filings with the Securities and Exchange Commission.

Editors Note: Paradyne, ReachDSL and the Paradyne Logo are registered trademarks of Paradyne Corporation.

Paradyne Networks, Inc.

Condensed Unaudited Consolidated Statements of Operations

(Thousands except per share amounts)

	Three months Ended		Nine months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Sales	$25,724	$18,288	$69,296	$52,988
Services	1,455	2,007	4,426	5,320
Royalties	—	—	—	800

Total Revenues	27,179	20,295	73,722	59,108
Total cost of sales	16,303	11,632	43,629	31,360

Gross Margin	10,876	8,663	30,093	27,748

Operating expenses: (See Note A)
Research and development (includes $927 of purchased R&D in September 2004)	5,009	3,785	12,469	14,991
Selling, general & administrative	6,959	6,720	18,132	20,665
Amortization of deferred stock compensation and intangible asset	480	361	1,165	1,158
Business restructuring charges	1,065	158	1,334	1,900

Total operating expenses	13,513	11,024	33,100	38,714

Operating loss	(2,637)	(2,361)	(3,007)	(10,966)

Other (income) expenses:
Interest, net	(178)	(150)	(440)	(466)
Other, net	70	(17)	69	124

Income (loss) before provision for income tax	(2,529)	(2,194)	(2,636)	(10,624)
Provision (benefit) for income tax	—	—	—	—

Net income (loss)	($2,529)	($2,194)	($2,636)	($10,624)

Average shares outstanding
Basic	45,999	43,430	45,332	43,120
Diluted	45,999	43,430	45,332	43,120
Earnings per common share
Basic	(0.05)	(0.05)	(0.06)	(0.25)
Diluted	(0.05)	(0.05)	(0.06)	(0.25)
Pro forma diluted shares			50,067
Pro forma diluted net income (loss) per share (B)	($0.00)	($0.05)	$0.02	($0.23)

Paradyne Networks, Inc.

Footnotes To Condensed Unaudited Consolidated Statements of Operations

(Thousands except per share amounts)

(A) The intangible assets acquired in the acquisition of substantially all the assets of Net to Net Technologies, Inc. included in the September 30, 2004 balance sheets, are based on a preliminary appraisal analysis by an independent appraisal firm. The appraisal is subject to a final report from the independent appraisal firm and a final review by management and the Company's independent auditor. If the valuation were to change, it could change the intangible assets on our September 30, 2004 balance sheet and the purchased in-process research and development and amortization of intangible assets on our condensed unaudited consolidated statements of operation for the three and nine months ended September 30, 2004.

(B) Reconciliation of Earnings Following Generally Accepted Accounting

Principles (GAAP) With Non-GAAP Financial Measures (Pro Forma Earnings)

Paradyne supplements its earnings releases provided in accordance with generally accepted accounting principles, with non-GAAP financial measures that exclude those transactions that management does not reasonably expect to be part of recurring business transactions over the long term. Paradyne's management believes the pro forma information provides investors useful information to understand operating results and make comparisons with prior periods. Paradyne's management uses such pro forma measures internally, to evaluate the company's net income and operating performance on a period-over-period basis, and for planning and forecasting future periods.

Pro forma diluted net income (loss) per share calculations exclude the elimination of margin generated from the reversal of inventory reserves, the loss on the disposal of assets from the closure of the Alpharetta development center, the amortization of deferred stock compensation and intangible assets, business restructuring charges and the write off of in-process purchased research and development.

	Three months Ended		Nine months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income (loss) before excluding
items to normalize results	($2,529)	($2,194)	($2,636)	($10,624)

Increase (decrease) to net income:
Elimination of positive margin generated from the reversal of inventory reserves	—	(937)	—	(2,430)

Exclusion of loss on the disposal of assets from the closure of the Alpharetta development center		278		278
Exclusion of writeoff of purchased in-process research and development	927		927
Exclusion of amortization of deferred stock compensation & intangible assets	480	361	1,165	1,158
Exclusion of business restructuring charges	1,065	158	1,334	1,900

Adjustment to net income (loss)	2,472	(140)	3,426	906

Pro forma net income (loss) after excluding
items to normalize results	$(57)	$(2,334)	$790	$(9,718)